October 2, 2014 8:30 ET

Air Industries Group announces Acquisition of AMK Technical Services of South Windsor Connecticut

BAY SHORE, NY--(Marketwired – October 2, 2014) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (Air Industries or the Company) announced today that it acquired 100% of the stock and the business of AMK Technical Services of South Windsor, Connecticut (“AMK”).

AMK is a long established Connecticut based provider of sophisticated welding and machining services for diversified aerospace and industrial customers. AMK specializes in super alloy joining, cladding, machining and assembly and is NADCAP, ISO9001; AS9100 certified with specific customer approvals from GE, Pratt & Whitney, Honeywell, Rolls Royce, and others. AMK operates out of a 40,000 sq. ft. facility with 30 highly qualified specialized welders with collectively over 600 years of combined welding experience, and holding 164 different process / material group qualifications.

The management and employees of AMK will remain and AMK will be operated as a separate subsidiary as part of the Air Industries Group of companies.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: “The acquisition of AMK is part of our plan to expand Air Industries Group’s presence in the jet engine and ground turbine business, diversifying our product line, deepening our relationship with existing customers while simultaneously expanding our customer base.

“This acquisition, the fourth of this year, validates our strategy of growth through acquisition; capitalizing on the opportunities presented by the reality of reduced military spending.”

For additional information, please call 631.881.4913 or ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com